Exhibit 10.1
EXECUTION VERSION
AMENDED AND RESTATED FORBEARANCE AND WAIVER AGREEMENT
          THIS AMENDED AND RESTATED FORBEARANCE AND WAIVER AGREEMENT (as amended or modified from time to time, this “Agreement”) dated as of January 30, 2009, is made by and among GENERAL GROWTH PROPERTIES, INC. (“GGP”), GGP LIMITED PARTNERSHIP (“GGPLP”) and GGPLP L.L.C. (the “Company”; GGP, GGPLP and the Company being referred to herein, individually or collectively, as the context may require, as the “Borrower” or “Borrowers”), ROUSE LLC, GGP AMERICAN PROPERTIES INC., CALEDONIAN HOLDING COMPANY, INC., and EUROHYPO AG, NEW YORK BRANCH, as administrative agent (in such capacity, "Agent”) on behalf of the banks and other financial institutions or entities from time to time party to the Corporate Credit Agreement (as defined herein) (individually or collectively, as the context may require, “Lenders”).
RECITALS:
A.	Borrowers, Lenders and Agent have entered into the Corporate Credit Agreement.

B.	The parties hereto have entered into that certain Forbearance and Waiver Agreement dated as of December 15, 2008 (the “Original Forbearance Agreement”).

C.	Pursuant to the Original Forbearance Agreement, Agent notified Borrowers that Agent believed that certain Events of Default had occurred under the Corporate Credit Agreement by virtue of (i) the Fashion Show Loan (as defined below) not having been repaid in full upon its original maturity date and to the extent such original maturity date was extended prior to December 15, 2008, on such extended maturity date(s); (ii) the Palazzo Loan (as defined below) not having been repaid in full upon its original maturity date and to the extent such original maturity date was extended prior to December 15, 2008, on such extended maturity date(s), (iii) certain of the Events of Default set forth on Schedule 1 attached thereto and made a part hereof and (iv) any other Default or Event of Default that may have existed on December 15, 2008 under Section 8(e) of the Corporate Credit Agreement solely as a result of other cross-defaults directly or indirectly triggered by the matters in clauses (i), (ii) and (iii) above.

D.	Without acknowledging or confirming the existence or occurrence of the Identified Events of Default (as defined below), Borrowers have requested that during the Agreement Period (as defined below) Agent waive the Identified Events of Default (to the extent the same exist) and forbear from exercising certain of the Lenders’ default-related rights and remedies.

E.	The Borrowers have requested that the Original Forbearance Agreement be amended and restated to, among other things, extend the forbearance period thereunder.

F.	Agent, on behalf of the Required Lenders, has so agreed upon the terms, conditions, representations, warranties, covenants and agreements set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
1.	Definitions.

1.1	All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Corporate Credit Agreement.

1.2	As used herein, the following terms shall have the following meanings:

“Agreement Period” means the period commencing on the Original Effective Date and ending on the earlier of (i) March 15, 2009 and (ii) the occurrence of any Termination Event.

“Capital Event” means any sale, transfer, exchange, redemption, repayment, financing, repurchase or other disposition of any capital assets (whether real estate, personal property assets, equity interests or otherwise) of any Group Member, the incurrence of any Indebtedness by any Group Member secured by assets of any Group Member, the refinancing of any Indebtedness of any Group Member (net of any Indebtedness repaid), the receipt of proceeds of casualty or other insurance claims and condemnation awards (net of any awards that a Group Member is required to apply toward restoration), and any similar transaction.

“Corporate Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of February 24, 2006, by and among Borrowers, Agent, Lenders (or certain of their affiliates) and certain other lenders, as amended by that certain Amendment to Second Amended and Restated Credit Agreement, dated as of December 14, 2007, in respect of which a consent requested pursuant to that certain letter dated as of April 3, 2007 from GGP to Agent was granted by Agent on behalf of the Required Lenders as of April 6, 2007, and as amended further from time to time.

“Disposition” means, with respect to any Property, any sale, lease (other than a lease entered into in the ordinary course of business), sale and leaseback, assignment, conveyance, transfer or other disposition.

“Effective Date” means the date on which all of the conditions precedent set forth in Section 24 shall have been satisfied.

“Enforcement Action” means instituting any suit or proceeding in any court, or taking any other formal legal action, seeking to enforce the repayment of the Loans or to realize upon any collateral security (including any guaranty) therefor or exercising Agent’s right to send a Control Notice under (and as defined in) the Control Agreement.

“Fair Market Value” means the value of the consideration obtainable in sale of assets at such date assuming a sale by a willing seller to a willing unaffiliated purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by GGP or, if such asset shall have been the subject of a relatively contemporaneous appraisal (prepared in connection with a sale or acquisition) by an independent third-party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal.

“Fashion Show Loan” means the Indebtedness pursuant to the Fashion Show Loan Agreement.

“Fashion Show Loan Agreement” means that certain Loan Agreement dated as of January 2, 2008, by and among Fashion Show Mall LLC, as borrower, Deutsche Bank Trust Company Americas, as administrative agent, and certain banks and other financial institutions or entities from time to time party thereto, as amended or modified from time to time.

“Identified Events of Default” means those events set forth on Schedule 1 attached hereto.

“Major Change” means any merger, consolidation or amalgamation, or liquidation, winding up or dissolution of any Group Member (or suffering any such liquidation or dissolution), or the Disposition of all or substantially all of a Group Member’s Property or business, except for dissolutions, mergers and the winding up of (a) Non-Material Entities (i) in the ordinary course of business or (ii) in connection with a transaction otherwise permitted hereunder or consented to by Agent and (b) Group Members solely for advantageous tax purposes, provided that in the case of this clause (b), (i) no Minority Rouse Subsidiary or Non-Rouse Subsidiary may enter into in any Major Change with a Majority Rouse Subsidiary, such that the Majority Rouse Subsidiary is the continuing or surviving entity, (ii) no Non-Rouse Subsidiary may enter into any Major Change with a Minority Rouse Subsidiary such that the Minority Rouse Subsidiary is the continuing or surviving entity, except in the ordinary course of business in accordance with past business practices; and (iii) no Minority Rouse Subsidiary may enter into any Major Change with any other Minority Rouse Subsidiary if, before such transaction, the Minority Rouse Subsidiary that would be the continuing or surviving entity after such transaction has a greater Rouse Percentage than the Minority Rouse Subsidiary which would not continue or survive, except in the ordinary course of business in accordance with past business practices.

“Majority Rouse Subsidiary”: Rouse LP or any Borrower or Subsidiary of any Borrower eleven percent (11%) or more of the capital stock, partnership, limited liability company or other ownership interests of which were directly or indirectly owned by Rouse LP as of December 15, 2008.

“Minority Rouse Subsidiary”: any Borrower or Subsidiary of any Borrower one percent (1%) or more but less than eleven percent (11%) of the capital stock, partnership, limited liability company or other ownership interests of which were directly or indirectly owned by Rouse LP as of December 15, 2008.

“Net Available Proceeds” means (i) in the case of any Disposition, the amount of Net Cash Payments received by one or more Group Members in connection with such Disposition, (ii) in the case of any issuance of any Capital Stock, the incurrence of any Indebtedness, any tax refund, or any Capital Event, the aggregate amount of all cash payments, and the Fair Market Value of any non-cash consideration, received by one or more Group Members (directly or indirectly) in respect of such transaction, net of reasonable expenses incurred by such Group Members in connection therewith (and, in the case of a refinancing, net of any Indebtedness repaid); provided that the Group Members’ pro rata share of receipts and expenses by any joint venture shall be deemed equal to the receipts or expenses of such joint venture required to be distributed to such Group Members in accordance with the terms of the agreement governing such joint venture.

“Net Cash Payments” means, with respect to any Disposition, the aggregate amount of all cash payments, and the Fair Market Value of any non-cash consideration, received by any Group Member directly or indirectly in connection with such Disposition, provided that (i) Net Cash Payments shall be net of any reasonable and customary transaction costs, including without limitation, any reasonable legal expenses, title expenses, recording expenses, recording taxes and transfer taxes, prorations, commissions and other fees and expenses paid by such Group Member in connection with such Disposition and (ii) Net Cash Payments shall be net of any repayments by such Group Member of Indebtedness to the extent that (A) such Indebtedness is secured by a lien on (1) the property that is the subject of such Disposition or (2) the Capital Stock of the Person whose sole asset is (x) the property or (y) the Capital Stock of a Person whose sole asset is the property, and (B) the transferee of (or holder of a lien on) such property is ineligible to or elects to not assume such Indebtedness or such transferee reasonably and in good faith requires that such Indebtedness be repaid as a condition to the purchase of such property.

“Non-Material Entities” means Group Members that either conduct de minimis business activities or hold no material assets.

“Non-Rouse Subsidiary”: any Borrower or Subsidiary of any Borrower less than one percent (1%) of the capital stock, partnership, limited liability company or other ownership interests of which were directly or indirectly owned by Rouse LP as of December 15, 2008.

“Original Effective Date” means December 16, 2008.

“Palazzo Loan” means the Indebtedness pursuant to the Palazzo Loan Agreement.

“Palazzo Loan Agreement” means that certain Loan Agreement dated as of February 29, 2008 by and among Phase II Mall Subsidiary, LLC, as borrower, Deutsche Bank Trust Company Americas, as administrative agent, and certain banks and other financial institutions or entities from time to time party thereto, as amended or modified from time to time.

“Redemption Payment” means any payment (except payments made in Capital Stock of GGP) on account of the purchase, redemption, retirement or acquisition (including merger consideration) of (i) any Group Member’s Capital Stock or (ii) any option, warrant or other right to acquire any Group Member’s Capital Stock.

“Restricted Payment” means (i) any dividend or other distribution (whether payable in cash or other Property) on any Group Member’s Capital Stock or (ii) any loan payment to any Group Member (other than in accordance with cash management in the ordinary course of business and consistent with past business practices of the Group Members), or to Affiliate of any Group Member.
“Rouse Percentage”: in respect of a Group Member, as of any date, the aggregate percentage of the capital stock, partnership, limited liability company or other ownership interests of such Person directly or indirectly owned by Rouse LP.
“Subordinated Indebtedness” means any unsecured Indebtedness of any Group Member in existence as of December 15, 2008 in excess of $5,000,000.
“Termination Event” means the occurrence of one or more of the following events:
(i) a default by any Loan Party of its obligations hereunder,
(ii) any representation or warranty by Borrowers hereunder being untrue or materially misleading,
(iii) a Default or Event of Default has occurred and Agent has given notice thereof (other than with respect to the Identified Events of Default),
(iv) any unsecured creditor of any Group Member commencing any enforcement action or the exercise of its rights or remedies against such Group Member in connection with any Indebtedness of more than $5,000,000 and Agent’s giving a notice to the Borrowers that such event is deemed a Termination Event hereunder,
(v) with respect to any Loan Party, the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization, liquidation or like proceeding or the appointment of a receiver, in each case whether voluntary or involuntary (unless, in the case of an involuntary filing, the same is dismissed within five (5) Business Days),
(vi) the giving of a notice by Agent to the Borrowers that Agent has learned that any Group Member has taken an action (other than de minimis actions in the ordinary course of business operations) that would place Agent and/or Lenders in a position inferior to that which it would have been in had any Group Member voluntarily commenced the filing of any petition in bankruptcy, or any insolvency, reorganization, liquidation or like proceeding on or before December 15, 2008 or the failure of any Group Member, within 1 day after notice from Agent to Borrowers that Agent reasonably believes any Group Member is about to take any such action, to cease such action and to agree in writing not to take such action,
(vii) any document set forth in Part 1 of Exhibit B attached hereto, or any waiver of default, forbearance of remedies or similar period provided thereunder, is terminated or otherwise ceases to be in effect and Agent, at the direction of the Required Lenders, gives a notice to the Borrowers that such event is deemed a Termination Event hereunder,

(viii) (1) any Group Member shall (A) default in making any payment of any principal of any Indebtedness under any document set forth in Part 2 of Exhibit B attached hereto (including, without limitation, any Contingent Obligation) on the scheduled or original due date with respect thereto, subject to the receipt of any applicable notice and the expiration of any applicable cure period or grace period; or (B) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (C) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Contingent Obligation) to become payable, (2) no waiver of such default, or forbearance by the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) in enforcing its remedies in respect of such default, with respect to such Indebtedness, is in place by the earlier of (a) February 19, 2009 and (b) the date that the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) or any administrative agent on their behalf either (I) files a proceeding for judicial foreclosure, or (II) posts public notice of non-judicial foreclosure, in each case, in connection with such Indebtedness, and (3) Agent, at the direction of the Required Lenders, gives a notice to the Borrowers that such event is deemed a Termination Event hereunder,
(ix) (1) any Group Member shall (A) default in making any payment of any principal of any Indebtedness under any document set forth in Part 3 of Exhibit B attached hereto (including, without limitation, any Contingent Obligation) on the scheduled or original due date with respect thereto, subject to the receipt of any applicable notice and the expiration of any applicable cure period or grace period; or (B) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (C) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Contingent Obligation) to become payable, (2) a waiver of such default, or forbearance by the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) in enforcing its remedies in respect of such default, shall not be in effect with respect to such Indebtedness, and (3) Agent, at the direction of the Required Lenders, gives a notice to the Borrowers that such event is deemed a Termination Event hereunder, or

(x) (A) the actual commencement of foreclosure of any mechanic’s, materialmen’s or similar Lien against any Property of any Group Member, where such Property has an equity value (defined as the fair market value of such Property, less any applicable outstanding secured Indebtedness, in each case, as reasonably determined by Agent) of Ten Million Dollars ($10,000,000) or more for an individual Property or Twenty Million Dollars ($20,000,000) or more in the aggregate for more than one Property, (B) if the foreclosure of such Lien could, in the reasonable opinion of Agent, be consummated under applicable law prior to March 15, 2009 and (C) if Agent gives a notice to the Borrowers that such event is deemed a Termination Event hereunder.
“Upper Tier Transaction” means (a) the sale or issuance of any class of Capital Stock of GGP and/or GGPLP to a non-Affiliate of GGP, (b) the merger, consolidation or amalgamation of GGP and/or GGPLP with a non-Affiliate of GGP, (c) an equity recapitalization of GGP and/or GGPLP by a non-Affiliate of GGP, provided that none of (a), (b) or (c) shall result in a Change of Control.
2.	Loan Party Covenants.
2.1	[Intentionally Omitted]

2.1A	Notwithstanding anything to the contrary set forth herein, GGP or GGPLP may consummate an Upper Tier Transaction, provided that, legal and beneficial title to any Net Available Proceeds relating thereto shall be held by GGP or GGPLP, as applicable and, if such Net Available Proceeds are cash, such Net Available Proceeds shall be maintained in the bank accounts of GGP or GGPLP, as applicable, and such Net Available Proceeds shall not be used for any purpose without the approval of the Required Lenders.

2.2	No Loan Party shall (and the Loan Parties shall cause the Group Members not to), without the prior approval of the Required Lenders:
(a) incur any Indebtedness, including, without being limited to, the execution of any guarantees, other than Indebtedness related to operating, leasing and maintaining a property in the ordinary course (for clarity, payment plans with respect to existing outstanding trade payables, which would require payment of additional interest on the amounts outstanding and which may be secured by mechanic’s, materialmen’s or similar Liens, shall not require the approval of the Required Lenders under this subparagraph (a), provided the terms of each such payment plan shall be reasonable and provided further (i) additional interest paid on any outstanding amounts shall not exceed fifteen percent (15%) per annum, and (ii) no Group Member shall grant to a vendor additional collateral in connection with such payment plan (provided, however, that this subparagraph (ii) shall not prohibit such vendor from exercising all rights and remedies pursuant to the original contract, including, without limitation, the right to lien the collateral which is the subject of the original contract));
(b) create or grant any Liens over any Group Member’s Property, other than (i) Liens being contested in good faith provided the same have been bonded or insured over in a manner reasonably acceptable to Agent, (ii) Liens generated in connection with operating such Group Member’s Property in the ordinary course, including, without limitation, Liens generated in connection with capital expenditures, real estate tax Liens and brokerage Liens and (iii) mechanic’s, materialmen’s or similar Liens;
(c)	make any Major Change;

(d)	make any Disposition or any issuance of Capital Stock, other than:
(i)	the Disposition of obsolete or worn out Property in the ordinary course of business;

(ii)	the sale of inventory (excluding gift cards) in the ordinary course of business;

(iii)	the Disposition of assets or issuance or sale of Capital Stock of any Subsidiary (other than the sale or issuance of any preferred stock of any Subsidiary), provided that (A) such Disposition or issuance is at Fair Market Value, (B) such Disposition or issuance shall not result in a Material Adverse Effect, (C) the Net Available Proceeds of such Disposition or issuance shall be payable in cash upon the closing of such Disposition or issuance and (D) at the time of such Disposition or issuance, a certificate of a Responsible Officer shall have been delivered to Agent, which shall include (x) a computation demonstrating pro forma compliance with the covenant contained in Section 7.1 and, if applicable, Section 7.2 of the Corporate Credit Agreement after giving effect to such Disposition or issuance and (y) a certification that no Event of Default shall have occurred and be continuing at such time or after giving effect to such Disposition or issuance (other than, during the Agreement Period, the Identified Events of Default);

(iv)	the sale or issuance of (A) Capital Stock of any Borrower, provided that such would not result in a Change of Control, or (B) Trust Preferred Securities;

(v)	the sale or issuance by any real estate investment trust Subsidiary to individuals of preferred equity with a base liquidation preference of no more than $180,000 in the aggregate for any such real estate investment trust;

(vi)	notwithstanding subsection (iii) above, a Disposition of all of the assets of or sale (directly or indirectly) of all of the Capital Stock of one or more of Fashion Show Mall LLC, Phase II Mall Subsidiary, LLC, and Grand Canal Shops II, LLC (such persons, the “Fashion Show Subsidiary”, the “Palazzo Subsidiary”, and the “Canal Subsidiary”, respectively, and all such Persons, collectively, the “Las Vegas Subsidiaries”, and the assets of such Persons, the “Fashion Show Property”, the “Palazzo Property” and the “Canal Property” respectively, and all such assets, collectively, the “Las Vegas Properties”), provided that such Disposition or sale is an arm’s-length transaction at Fair Market

Value with an unaffiliated third-party purchaser; provided, further, that in the event a purchase and sale agreement with respect to Disposition of the Fashion Show Property or Palazzo Property has been approved in accordance with the Second Amendment to the Fashion Show Loan Agreement or Palazzo Loan Agreement, respectively, a Disposition in accordance with the terms of such approved purchase and sale agreement shall be deemed to have satisfied (and shall satisfy) the conditions set forth in this subsection (vi);

(vii)	sales of gift cards to the public in the ordinary course of business and consistent with past practice;

(viii)	easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount or that do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of any Group Member and transfers of landscaped boulevard and similar set-back areas, parks and other common areas and dedications of streets and rights-of-way in connection with master planned communities; and

(ix)	the Disposition of approximately 2.4 acres of land located at the Kenwood Towne Center, located in Cincinnati, Ohio, to Nordstrom, Inc.
provided, however, that notwithstanding the foregoing, (A) no Minority Rouse Subsidiary or Non-Rouse Subsidiary may make any Disposition to a Majority Rouse Subsidiary, other than in accordance with cash management in the ordinary course of business and consistent with past business practices of the Group Members, (B) no Non-Rouse Subsidiary may make any Disposition to a Minority Rouse Subsidiary, except in the ordinary course of business in accordance with past business practices; and (C) no Minority Rouse Subsidiary may make any Disposition to any other Minority Rouse Subsidiary if, before such transaction, the Minority Rouse Subsidiary that is the acquiring Person before such transaction has a greater Rouse Percentage than the Minority Rouse Subsidiary making the Disposition, except in the ordinary course of business in accordance with past business practices;
(e) make any Redemption Payment, other than those in connection with an obligation in existence as of December 15, 2008 as set forth on Exhibit A hereto, provided that there shall be no additional time to satisfy such obligations;
(f) make any Restricted Payment, provided that (i) any Restricted Payment in order for any Group Member to remain qualified as a REIT under the Code shall be permitted so long as no Event of Default shall have occurred and be continuing at the time of or as a result of giving effect to such Restricted Payment and (ii) Group Members may make distributions or dividends of cash flow from operations (which, for the avoidance of doubt, shall not include any Net Available Proceeds) to other Group Members (and, in the case of non-Wholly Owned Subsidiaries, to other equity holders in accordance with and to the extent provided for in their governing organizational documents or by applicable law) in the ordinary course of business in accordance with past business practices;
(g) except to the extent the same existed as of December 15, 2008, cause or permit any of the following: (i) any Minority Rouse Subsidiary or Non-Rouse Subsidiary to make any Investment (or amend or modify any existing Investment) in a Majority Rouse Subsidiary, other than in accordance with cash management in the ordinary course of business and consistent with past business practices of the Group Members, (ii) any Non-Rouse Subsidiary to make any Investment (or amend or modify any existing Investment) in a Minority Rouse Subsidiary, except in the ordinary course of business in accordance with past business practices, or (iii) any Minority Rouse Subsidiary to make any Investment (or amend or modify any existing Investment) in any other Minority Rouse Subsidiary if, before such transaction, the Minority Rouse Subsidiary into which the Investment is made has a greater Rouse Percentage than the Minority Rouse Subsidiary that is making the Investment, except in the ordinary course of business in accordance with past business practices; provided, however, that nothing in this subsection (g) shall prohibit Investments which are capital contributions by one or more Group Members to Fashion Show Mall LLC or Phase II Mall Subsidiary, LLC solely for the purpose of paying any fees required by the applicable lender(s) or administrative agent(s) in connection with an extension or forbearance of the Fashion Show Loan and/or the Palazzo Loan;
(h) purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Subordinated Indebtedness, provided that so long as no Default or Event of Default exists, regularly scheduled payments of principal and interest in respect thereof required pursuant to the instruments evidencing such Subordinated Indebtedness shall be permitted;
(i) consent to any modification, supplement or waiver of any of the provisions of the Hughes Agreement (as the same may have been amended, modified, supplemented or replaced on or prior to December 15, 2008) or any agreement, instrument or other document evidencing or relating to Subordinated Indebtedness; or
(j) apply, or cause or permit the application of, any Net Available Proceeds of a Capital Event relating to any Group Member, and GGP agrees that, notwithstanding Section 6.10 of the Corporate Credit Agreement or Section 2(c) of the Control Agreement, it shall cause legal and beneficial title to such Net Available Proceeds to be held by the applicable Group Member who received such Net Available Proceeds (and if such Net Available Proceeds are cash, to be maintained in the bank accounts of such Group Member), and such Net Available Proceeds shall not be used for any purpose without the approval of the Required Lenders, except to the extent provided in Section 2.3(b)).
2.3	Without limiting Section 2.2(d):

(a) upon any issuance by any Group Member of any Capital Stock (whether or not in accordance with the terms hereof), GGP agrees that, notwithstanding Section 6.10 of the Corporate Credit Agreement or Section 2(c) of the Control Agreement, it shall cause legal and beneficial title to any Net Available Proceeds relating thereto to be held by the applicable Group Member who issued the Capital Stock (and if such Net Available Proceeds are cash, to be maintained in the bank accounts of such Group Member), and such Net Available Proceeds shall not be used for any purpose without the approval of the Required Lenders;
(b) in the event of any Disposition (whether or not in accordance with the terms hereof), GGP agrees that, notwithstanding Section 6.10 of the Corporate Credit Agreement or Section 2(c) of the Control Agreement, it shall cause legal and beneficial title to any Net Available Proceeds relating thereto to be held by the applicable Group Member who made the Disposition (and if such Net Available Proceeds are cash, to be maintained in the bank accounts of such Group Member), and such Net Available Proceeds shall not be used for any purpose without the approval of the Required Lenders, provided that this Section 2.3(b) shall not apply to (A) Dispositions pursant to Sections 2.2(d)(vii) and (viii), (B) the Disposition of non-bulk residential condominium or residential unit sales (less than 10) and non-bulk vacant land sales (less than 20 acres) (each, a “Non-Bulk Condo or Lot Sale”) provided, any single Disposition of non-bulk vacant land does not exceed Five Million Dollars ($5,000,000), or (C) the Disposition of obsolete or worn out Property in the ordinary course of business in accordance with Section 2.2(d)(i) or the sale of inventory in the ordinary course of business in accordance with Section 2.2(d)(ii) provided, in each case, the Net Available Proceeds of such Disposition or sale are less than or equal to One Million Dollars ($1,000,000); provided, further, that subparagraphs (B) and (C) shall not apply to Dispositions referred to in subparagraphs (B) and (C) from and after the date hereof, which cause Net Available Proceeds to exceed Twenty Million Dollars ($20,000,000) in the aggregate; and
(c) GGP agrees that, notwithstanding Section 6.10 of the Corporate Credit Agreement or Section 2(c) of the Control Agreement, it shall cause any cash Net Available Proceeds from any cash tax refunds in excess of $5,000,000 in the aggregate received by any Group Member to be maintained in the bank accounts of the applicable Group Member who received the applicable tax refund, and such Net Available Proceeds shall not be used for any purpose without the approval of the Required Lenders.
2.4	Without limiting Section 2.2, no later than two (2) Business Days prior to the occurrence of any Investment that is prohibited by Section 2.2(g), any Disposition (other than Non-Bulk Condo or Lot Sales, Capital Stock of GGP unless the same results in a Change in Control and Dispositions pursuant to Sections 2.2(d)(vii), (viii) and 2.3(b)), the incurrence of any Indebtedness not otherwise permitted by Section 2.2(a) or the issuance of any Capital Stock, Borrower shall cause to be delivered to Agent a certificate duly executed by a Secretary or Assistant Secretary of Borrower, in form and detail reasonably satisfactory to Agent, stating the transaction amount, the amount of any anticipated Net Available Proceeds (if any), a description of the bank account(s) where any cash Net Available Proceeds will be held (including the bank account number(s)), a description of any non-cash consideration and where such non-cash consideration will be held, and describing the applicable transaction in reasonable detail.
2.5	The Loan Parties shall and shall cause each Group Member to reasonably cooperate in good faith with Agent and its representatives, agents and advisers (including, without being limited to, FTI Consulting Inc. and the Lenders that are members of any advisory and/or steering committee established by Agent) to provide promptly information requested by them relating to the Loans, the Corporate Credit Agreement, the Group Members’ capital structures, financial conditions, liabilities and contingent obligations, and any other matters reasonably requested by Agent, including, without limitation, true and correct copies of all loan documents relating to that certain Indebtedness in the approximate principal amount of (a) $225 million with Goldman Sachs Bank USA (or affiliates thereof) and (b) $896 million with Teachers Insurance and Annuity Association of America (or affiliates thereof).

2.6	If any Group Member shall default in the observance or performance of any agreement contained in this Agreement, then Agent (at the direction of the Required Lenders to the extent required under the Corporate Credit Agreement) shall have the right to declare an Event of Default under the Corporate Credit Agreement and this Agreement. For the avoidance of doubt, Borrowers hereby irrevocably consent to any breach by any Loan Party of the terms of this Agreement during the Agreement Period (and, with respect to any provision hereof that is expressly stated to survive, during or after the Agreement Period) being added to the Corporate Credit Agreement as an Event of Default without the need for any additional signature by the Borrowers or any Loan Party.

2.7	Borrowers shall pay to Agent on demand (i) all reasonable costs and expenses of Agent (including, without limitation, the fees and disbursements of its legal counsel and its financial consultant) incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the documents and agreements contemplated hereby, or any waiver or amendment of or supplement or other modification hereto and the documents and agreements contemplated hereby, and (ii) all reasonable costs and expenses (including, without limitation, the fees and disbursements of legal counsel and financial consultant to Agent) of collection or incident to the enforcement, protection or preservation of any right or claim of Agent under (A) this Agreement, (B) any document or agreement entered into in connection with, or as a result of, this Agreement, or (C) the Loan Documents.

2.8	Except with respect to fees required to be paid in accordance with Section 24.3 hereof, Borrowers shall ensure that each of Agent, Morrison & Foerster LLP and FTI Consulting, Inc. receive by wire or ACH transfer all fees due to them pursuant to the transaction contemplated herein and pursuant to each other Loan Document, within Five (5) Business Days of delivery of invoices therefor.

2.9	Borrowers shall cause the delivery of a retainer in the amount of One Million Dollars ($1,000,000.00) to Morrison & Foerster LLP, as legal counsel to Agent on behalf of the Lenders, and the delivery of a retainer in the amount of One Million Dollars ($1,000,000.00) to FTI Consulting, Inc., as financial advisor to Agent on behalf of the Lenders, such retainers to be applied against each such party’s respective fees and expenses and shall cause such retainers to be replenished as necessary from time to time such that they are maintained at such amounts.

2.10	The covenants of the Loan Parties hereunder are hereby incorporated into the Corporate Credit Agreement as of the date hereof without the need for any additional signature by the Borrowers or any Loan Party and such covenants shall continue in full force and effect as part of the Corporate Credit Agreement. Without limiting the preceding sentence, the Borrowers shall reasonably cooperate in good faith with Agent and the Required Lenders to effectuate any amendment or supplement to the Corporate Credit Agreement to confirm the same.

2.11	Notwithstanding anything to the contrary contained in this Agreement, except for the conditions to a Disposition in accordance with Section 2.2(d)(vi) (with respect to which, such conditions shall continue to apply), no terms, conditions, covenants, restrictions, or limitations set forth in Sections 2.1 through 2.10 of this Agreement shall apply in any respect to the Las Vegas Properties or the Las Vegas Subsidiaries (including, without limitation, any Disposition with respect to the Las Vegas Properties, but, for avoidance of doubt, the restrictions set forth in Section 2.2(j) shall continue to apply to the Las Vegas Properties, provided that they shall not preclude any Group Member from complying with the Fashion Show Loan Agreement and Palazzo Loan Agreement and the loan documents related thereto), nor to the payment of any fees or reimbursement of any expenses to the agents or lenders party to the Fashion Show Loan Agreement or Palazzo Loan Agreement.

2.12	During the Agreement Period, GGP shall not pay and shall not permit any Group Member to pay the cash value added employee bonus in excess of Eighteen Million Dollars ($18,000,000) in the aggregate.

2.13	Intentionally Omitted

2.14	On or before February 6, 2009, Borrower shall provide Agent with an update of the 13-week forecast previously provided to FTI Consulting, Inc., and shall update such revised forecast no later than the 6th of each month during the Agreement Period. On each Friday (or Thursday, if such Friday is not a Business Day) of the Agreement Period, Borrower shall provide Agent and FTI Consulting, Inc. with a reconciliation of actual results to forecasted results for the prior week, with explanation of line item variances in actual to forecasted results.

2.15	Borrowers shall consult with Agent regarding a business plan for an out of court restructuring and will endeavor to prepare and deliver such business plan promptly to Agent when it is completed.

2.16	Borrowers shall promptly inform Agent of the commencement of any foreclosure with respect to any mechanic’s lien over any Property.

2.17	Within one (1) Business Day of the execution and delivery of any agreement pursuant to which any waiver of any default or potential default, or any forbearance of remedies, is granted in connection with any document set forth in

Exhibit B hereof, Borrower shall deliver, or cause the delivery of, a true, complete and correct copy of such agreement to Agent.
3.	Borrower Representations and Warranties. Each Borrower hereby represents and warrants to Agent and the Lenders as follows as of the date hereof:
3.1	This Agreement and the Loan Documents have been duly executed by the Loan Parties and constitute the valid, legal and binding obligations of the Loan Parties, enforceable in accordance with their respective terms and the execution hereof is not in violation of any provision of the Loan Parties’ organizational documents or any amendments thereto. All consents, approvals, and authorizations which pertain to the Loan Parties and all of their constituent owners required in order to permit or authorize the Loan Parties to enter into and perform all obligations of the Loan Parties under or with respect to this Agreement have been obtained and are in full force and effect.

3.2	Borrowers have been duly formed and are in good standing pursuant to the laws of the State of Delaware and have fully complied, in all material respects, with all requirements for their formation and existence since the date of their formation.

3.3	None of this Agreement, the Loan Documents or any other document, financial statement, income and operating statement, rent roll, credit information regarding Group Members, certificate or statement furnished to Agent or any Lender by the Loan Parties, whether pursuant to this Agreement or otherwise, contained as of the date thereof any materially untrue statement or omits to state a fact material to the truth and completeness of any statement made that would make such information materially misleading.

3.4	Borrowers and the other Loan Parties have entered into this Agreement freely and voluntarily, without coercion, duress, distress or undue influence by any Lender (in any capacity) or any of their respective directors, officers, participants, agents or employees. The Loan Parties have received legal advice from counsel of their choice in connection with the negotiation, drafting, meaning and legal significance of this Agreement and they are satisfied with their legal counsel and the advice received therefrom.

3.5	As of the date hereof, there are no Defaults or Events of Defaults (and no events which with the giving of notice or the lapse of time or both would constitute a Default or Event of Default) under the Loan Documents which have not been fully cured other than the Identified Events of Default (to the extent the same may exist, Borrowers not acknowledging or confirming the existence or occurrence thereof).

3.6	The organizational chart delivered to Agent pursuant to the Original Forbearance Agreement, as supplemented on or about January 6, 2009 (the “Organizational Chart”) is true, complete and correct in all material respects and sets forth the ownership and organizational structure of the Loan Parties and all of their respective Subsidiaries as they exist on the date hereof and setting forth any changes between such date and the date of certification, other than minor typographical errors.

4.	Intentionally Omitted.
5.	Waiver and Forbearance; Effectiveness.
5.1	Subject to Section 3, Agent agrees that, as of the Effective Date, (i) this Agreement shall become effective, (ii) Agent has no actual knowledge (without independent inquiry or investigation) of any other Defaults or Events of Default by the Loan Parties or of any other event which with the giving of notice or the passage of time would constitute a Default or an Event of Default, (iii) each Identified Event of Default shall be deemed waived as of the date on which such Identified Event of Default first occurred until the expiration or termination of the Agreement Period, and (iv) Agent shall forbear in taking any Enforcement Action for the duration of the Agreement Period.

5.2	Notwithstanding any provision of the Loan Documents or this Agreement to the contrary, the Agent agrees that, upon the occurrence of a Termination Event, it shall not, except upon two (2) days prior written notice to the Borrower, exercise any rights or remedies in respect of any Capital Stock pledged under the Security Documents; provided, however, this Agreement shall not prohibit the exercise of rights or remedies in respect of cash proceeds of such Capital Stock.

5.3	Pursuant to subparagraph (a)(ii) of the definition of “Change of Control” in Section 1.1 of the Corporate Credit Agreement, Agent, on behalf of the Required Lenders, hereby approves the replacement of John Bucksbaum and Bernard Freibaum with Adam Metz and Thomas H. Nolan Jr. as senior officers of Holdings.
6.	Termination. Upon the termination or expiration of the Agreement Period, Agent’s agreement to forbear in accordance with the terms of this Agreement and the waiver contained herein, shall, at Agent’s option, terminate and Agent and Lenders shall be entitled to pursue their rights and remedies under the Loan Documents and under applicable law and in equity without delay and Agent and the Lenders shall immediately be fully restored to the position they would have held if this Agreement had never been executed.
7.	Continuation and Reservation of Rights. Each Loan Party acknowledges and agrees that, except as specifically set forth in this Agreement, this Agreement does not alter, impair or affect in any fashion (or evidence the intent of either party to alter, impair or affect in any fashion) any and all past, present, and future claims, causes of action, damages, demands, costs and other liabilities of any kind, direct or indirect, known or unknown, foreseen or unforeseen, which Agent or Lenders (or any of them) or any of their respective officers, successors, assigns and/or representatives now has or may have in the future against a Loan Party, its general partners, agents, employees, representatives, affiliates, successors, assigns and all persons acting by through, under or under the control of any of the foregoing which relate to, arise from or are connected with the Loan. Agent (on behalf of the Lenders) expressly reserves the rights of Agent and the Lenders to pursue their remedies for any and all Defaults or Events of Default now or hereafter existing under the Loan Documents (without any notice to any Loan Party other than as required under the terms of the Loan Documents and this Agreement), except to the extent Agent has, in this Agreement, expressly waived such Defaults or Events of Default and/or agreed to forbear in enforcing such remedies. Notwithstanding anything to the contrary contained in this Agreement, it is understood by the Loan Parties that Agent has not waived any Defaults or Events of Default (other than the waiver of the Identified Events of Default expressly provided herein) or any rights or remedies in respect thereof under the Loan Documents, at equity, in law or otherwise, and that Agent’s consent to this Agreement shall not in any way be considered to be a discharge with respect to the

Loans or Notes. Moreover, neither this Agreement, nor the terms contemplated hereby, nor the receipt and application of sums during the Agreement Period or thereafter pursuant to the terms hereof shall, except for the forbearance and waiver expressly provided herein, (a) constitute a waiver by Agent or Lenders of their rights or remedies under the Loan Documents, at equity, in law or otherwise, or (b) result in Agent or Lenders being estopped from exercising any such rights or remedies from and after the end of the Agreement Period. From and after the Original Effective Date, no Loan Party shall be entitled to any rights provided to it in the Loan Documents that are conditioned on there being no Default or Event of Default in existence, unless expressly permitted or provided for in this Agreement; provided, however, that this sentence shall not apply to rights provided under Sections 2.13(a)(i), 2.13(b)(i), 6.10, 7.5(e)(y), or 7.6(a) of the Corporate Credit Agreement.
8.	Discussions. The Loan Parties, Agent and Lenders may enter into discussions concerning the Loan during the Agreement Period. None of Agent, any Lender or any Loan Party shall have any obligation to enter into such discussions or to modify, amend and/or restructure the Loan or any of the Loan Documents in connection with the discussions or otherwise. Each of the Loan Parties, Agent and Lenders may terminate its participation in such discussions at any time, in its sole discretion, with or without notice, and without liability of any kind. Unless a written agreement to the contrary (including, without being limited to, this Agreement) is executed and delivered by the Loan Parties and Agent (with the consent of such of the Lenders as are required under the Corporate Credit Agreement for the matters contemplated therein), none of Agent, any Lender or any Loan Party shall have any obligation or liability by virtue of the commencement, prosecution or termination of any such discussions concerning the Loan. The Loan Parties and Agent acknowledge that any such discussions would be in the nature of settlement discussions, and therefore written or oral statements made in the course of discussions may not be used for any other purpose including, without limitation, proof of admissions of liability or for other evidentiary purposes. None of any such discussions, this Agreement, the terms contemplated hereby, the receipt and application of sums by Agent or Lenders during the Agreement Period, or any action or inaction on the part of Agent or Lenders shall be construed to constitute or represent (a) a commitment or agreement by Agent or Lenders to make any new loans or grant or extend any financial accommodations to any Borrower or any other persons or entities, (b) a commitment or agreement by Agent or Lenders to modify, extend or restructure the Loans or any other indebtedness of any Loan Party, or to grant or extend any financial accommodations (other than as expressly provided for herein) with respect to the Loans or any other indebtedness of any Loan Party.
9.	Acknowledgement of Reliance and Outstanding Balances; Release. Borrower further acknowledges and agrees that Agent is specifically relying upon the acknowledgements, representations, warranties and agreements contained herein as an inducement to Agent to enter into this Agreement. Each Loan Party hereby releases and waives any and all claims, of any kind or nature, which it has or may have against Agent or any Lender and Agent’s and each Lender’s predecessors (including, without limitation, predecessors by virtue of merger), successors and assigns, and all officers, directors, employees, agents, representatives, insurers and attorneys of each of the Agent and the Lenders, in each case arising from events first occurring on or before the date hereof in connection with the Loan Documents, this Agreement and/or any discussions or negotiations in connection therewith. Each Borrower acknowledges and agrees that as of the date hereof, the respective outstanding principal balances of the various loans and other extensions of credit under the Corporate Credit Agreement as of the date hereof were as follows:

Tranche A-1 Term Loans:	$1,987,500,000.00
Total Revolving Extensions of Credit:	$604,915,545.26

L/C Obligations:[1]	$14,915,545.26
Swing Line Loans:	$0.00
Competitive Bid Rate Loans:	$0.00
The foregoing amounts do not include interest, fees, expenses and other amounts that are chargeable or otherwise reimbursable under the Loan Documents. The Loan Parties acknowledge and agree that they have no rights of offset, defenses, claims or counterclaims with respect to any of their obligations under the Loan Documents.

10.	Entire Agreement; Amendment. This Agreement constitutes the entire agreement among the parties hereto with respect to the matters set forth herein, and there are no agreements, understandings, warranties or representations except as specifically delineated herein. This instrument is not intended to have any legal effect, or to be a legally binding agreement, or any evidence thereof, until it has been signed by each of the parties hereto and all conditions to effectiveness hereunder have been satisfied. This Agreement shall not be amended or modified in any way except by an instrument in writing executed by each of the parties hereto.

11.	Lender Approvals. Agent agrees that after Agent’s receipt of a written request from the Borrowers for approval under this Agreement (together with all such supporting information as Agent may reasonably request, all in reasonable detail) Agent shall endeavor to respond to the Borrowers within five (5) Business Days, provided that a failure to respond by Agent within such time period shall be a deemed rejection by Agent (on behalf of the Lenders).

12.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns. This Agreement is entered into for the exclusive benefit of the parties hereto, and no other party shall derive any rights or benefits herefrom. Notwithstanding the foregoing, none of the Loan Parties signatory hereto may assign or transfer any of their rights or obligations under this Agreement without the prior written consent of Agent, which consent may be withheld by Agent in its sole discretion.

13.	Further Assurances. The parties hereto agree that upon the reasonable request of the other party to this Agreement, each such party will execute and deliver the requesting party such other additional instruments and documents or perform or cause to be performed such other and further acts and things, as may be reasonably necessary to more fully consummate the transactions as set forth in this Agreement provided, however, that performance by either party under this paragraph shall not create any new liability or obligation on the performing party whatsoever.

14.	Loan Documents Continue; Conflict. Each Loan Party hereby ratifies and acknowledges the continuing validity and enforceability of the Loan Documents and the obligations and any Liens evidenced thereby. Except as expressly provided in this Agreement, all terms, covenants, conditions and provisions of the Loan Documents shall be and remain in full force and effect as written unmodified hereby. Except as expressly set forth herein, the execution and delivery of this Agreement by Agent shall in no way constitute a waiver or modification of any provision of the Loan Documents. Except as expressly set forth herein, nothing contained in this Agreement is intended to create or constitute a supplement, modification, waiver, relinquishment or forbearance by any Lender of any of its rights or remedies under the Loan Documents. In the event of any conflict between the terms of this Agreement and the Loan Documents, this Agreement shall control.

[1]	Note: L/C Obligations are part of the Total Revolving Extensions of Credit.

15.	Governing Law; Jurisdiction. This Agreement shall be governed and construed and enforced in accordance with the laws of the State of New York. EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS OR THE MATTERS CONTEMPLATED HEREBY. EACH PARTY HERETO SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY MATTERS RELATED HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.
16.	Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and either of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed signature page of this Agreement by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof.
17.	Notices. Any notices hereunder shall be given in accordance with Section 10.2 of the Corporate Credit Agreement to the addresses that the parties may specify in writing from time to time consistent with such Section.
18.	Captions; Interpretation. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement. Any approval of Agent hereunder may be conditional. This Agreement constitutes a Loan Document. Time is strictly of the essence of this Agreement and full and complete performance of each provision hereof.
19.	Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.
20.	Confidentiality. Agent shall maintain as confidential all information provided to it by Borrowers under Sections 2.1 and 2.5 and shall not, directly or indirectly, disclose or permit the disclosure of any such information to any Person other than (i) to the Borrowers and the Group Members or as directed by the Borrowers or a Group Member, (ii) with respect to any information provided under Section 2.1, to the other Lenders from time to time party to the Loan Documents, (iii) with respect to any information provided under Section 2.5, to its representatives, agents and advisors (including, without limitation, FTI Consulting Inc. and the Lenders that are members of any advisory and/or steering committee established by Agent) or (iv) with respect to any report or summary prepared by Agent or its representatives, agents and advisors (including, without limitation, FTI Consulting Inc.) based in whole or in part on information provided under Section 2.5, to the other Lenders from time to time party to the Loan Documents. Notwithstanding the foregoing, however, Agent or the Lenders may produce any such information (i) pursuant to any court order or subpoena or as required by regulators, auditors or applicable law, (ii) if such information is or becomes generally available to the public through no fault or action on the part of Agent or the Lenders or their respective employees, agents, counsel or accountants or becomes available to Agent or the Lenders on a non-confidential basis from a source other than the Borrowers or a Group Member, provided that such source is not known to

Agent or the Lenders, as applicable, after due inquiry to be bound by a confidentiality agreement with the Borrowers or a Group Member or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation or (iii) to their respective attorneys, financial advisors and accountants.
21.	Survival. The provisions of Sections 2, 3, 22 and 23 (and the definitions in Section 1 to the extent necessary for the interpretation of such Sections) hereof shall survive the termination or expiration of the Agreement Period until the date on which the Loan Parties have no Indebtedness outstanding under the Corporate Credit Agreement including, for the avoidance of doubt, Group Members’ obligations under such Sections to hold legal and beneficial title to such Net Available Proceeds (and if such Net Available Proceeds are cash, to deposit and maintain Net Available Proceeds in the bank accounts of the applicable Group Member), in each case, pursuant to Sections 2.1A, 2.2(j), 2.3(a), (b) and (c) and 2.4. The provisions of Sections 9 and 20 (and the definitions in Section 1 to the extent necessary for the interpretation of such Sections) hereof shall survive the termination or expiration of the Agreement Period and the repayment of the obligations under the Corporate Credit Agreement.
     22. Extension of Cure Period; Amendment of Section 8.
22.1	Section 8(c) of the Corporate Credit Agreement is hereby amended to insert the following words at the end of such Section: “and, with respect to any default under Sections 7.3(b), 7.4, 7.5 or 7.15, if such default is an Identified Event of Default (as used herein, as such term is defined in the Forbearance Agreement), such default shall remain uncured beyond the earlier of March 15, 2009 and termination of the Agreement Period (as used herein, as such term is defined in the Forbearance Agreement)”.

22.2	Section 8(d) of the Corporate Credit Agreement is hereby amended to insert the following words at the end of such Section: “and, with respect to any default under Sections 6.1(a), 6.2(f), 6.2(g), 6.3(b), 6.6(a), 6.6(c) or 6.10 if such default is an Identified Event of Default (as used herein, as such term is defined in the Forbearance Agreement), such default shall remain uncured beyond the earlier of March 15, 2009 and termination of the Agreement Period (as used herein, as such term is defined in the Forbearance Agreement)”.

22.3	Section 8(e) of the Corporate Credit Agreement is hereby amended to insert the following words at the end of such Section: “; and, provided, further, if such default is in respect of Indebtedness under or in respect of any document set forth in Exhibit B of the Forbearance Agreement, or if such default is an Identified Event of Default (as used herein, as such term is defined in the Forbearance Agreement), such default shall remain uncured beyond the earlier of March 15, 2009 and termination of the Agreement Period (as used herein, as such term is defined in the Forbearance Agreement)”.
23.	Amendments to Definitions. Section 1.1 of the Corporate Credit Agreement is hereby amended by inserting into Section 1.1 of the Corporate Credit Agreement in alphabetical order:
““Forbearance Agreement”: that certain Amended and Restated Forbearance and Waiver Agreement, dated as of January 30, 2009 executed and delivered by Holdings, the Partnership, the Company, Rouse, GGP American Properties Inc., Caledonian Holding Company, Inc and Administrative Agent, as the same may be further amended or modified in accordance with its terms and provisions.”.

24.	Conditions Precedent. The amendment and restatement of the Original Forbearance Agreement pursuant to this Agreement is subject to the satisfaction of the following conditions precedent:
24.1	Agent shall have received from each party hereto a signed counterpart of this Agreement.

24.2	The Borrowers shall have paid to Agent (for the ratable benefit of the Lenders) a non-refundable extension fee equal to Five (5) basis points of the outstanding amount of the Loans.

24.3	Borrowers shall have paid to each of Morrison & Foerster LLP and FTI Consulting, Inc. all fees due to them pursuant to the transaction contemplated herein and pursuant to each other Loan Document for which invoices have been delivered to any Borrower as of the date hereof.
[BALANCE OF PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

GENERAL GROWTH PROPERTIES, INC.
By:	/s/ Ronald L. Gern
	Name:	Ronald L. Gern
	Title:	Senior Vice President

GGP LIMITED PARTNERSHIP
By:	General Growth Properties, Inc.,
its general partner

By:	/s/ Ronald L. Gern
	Name:	Ronald L. Gern
	Title:	Senior Vice President

GGPLP L.L.C.
By:	GGP LIMITED PARTNERSHIP its managing member

By:	General Growth Properties, Inc., its general partner

By:	/s/ Ronald L. Gern
	Name:	Ronald L. Gern
	Title:	Senior Vice President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

ROUSE LLC
By:	/s/ Ronald L. Gern
	Name:	Ronald L. Gern
	Title:	Senior Vice President

GGP AMERICAN PROPERTIES INC., a Delaware corporation
By:	/s/ Ronald L. Gern
	Name:	Ronald L. Gern
	Title:	Senior Vice President

CALEDONIAN HOLDING COMPANY, INC., a Delaware corporation
By:	/s/ Ronald L. Gern
	Name:	Ronald L. Gern
	Title:	Senior Vice President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

2

EUROHYPO AG, NEW YORK BRANCH, as Agent
By:	/s/ Mark A. Fisher
	Name:	Mark A. Fisher
	Title:	Executive Director

By:	/s/ Stephen Cox
	Name:	Stephen Cox
	Title:	Director

[END OF SIGNATURES]

3